W. Harold Parker, Jr. of CCB     919-683-7631
               Michael Trimble of AMFB     864-255-7595

     CCB Financial Announces Signing of Definitive Agreement to Acquire American Federal Bank


FOR IMMEDIATE RELEASE                   February 18, 1997

     Durham, North Carolina -- CCB Financial Corporation
(CCB) and American Federal Bank, FSB (AMFB) jointly announced today the signing of a definitive merger agreement whereby
CCB will purchase AMFB for $325.1    million in stock in a
deal that will create the sixth largest bank in the Carolinas.
     The combination of Durham-based CCB and Greenville-based AMFB will form a financial institution with approximately $6.9 billion in assets and $5.5 billion in deposits.
     "CCB's announced acquisition strategy is to pursue very high quality banks and thrifts in our current and contiguous markets with the ultimate goal of improving our financial performance and fundamental franchise value. This merger of AMFB with CCB brings together strengths of two high-performing organizations and extends CCB's franchise down the Interstate 85 corridor. This acquisition will give us the fourth largest market share in the rapidly growing Greenville/Spartanburg market," said CCB vice chairman and chief executive officer Ernest Roessler. "Both institutions have solid capital positions, excellent credit quality, strong branch office networks as well as very compatible corporate cultures," Roessler added.
     The 49-year-old president and chief executive officer of AMFB, Roy Abercrombie will become vice chairman of CCB.
Three other members of AMFB's board of directors will also be added to the CCB board of directors, which will be increased to 23 members. Terms of the agreement call for AMFB to be operated as a wholly-owned subsidiary of CCB. "We are pleased to have found such a high-quality merger partner as CCB. Our employees, customers and communities can look forward to receiving the same high quality of service that they expect from us, and they will also have the benefit of new products and services that CCB can provide," said Abercrombie.
     The merger, unanimously approved by the boards of directors of both companies, will be accounted for as a pooling-of-interests. AMFB shareholders will receive 0.445 shares of common stock for each share of AMFB held. The transaction, which will be structured as a tax-free exchange, is valued at $28.86 per share based on CCB's five day average closing stock price through Friday of $64.85. Under the terms of the agreement, AMFB granted to CCB an option to purchase up to 19.9% of AMFB outstanding shares. This option agreement is only exercisable under certain circumstances.
     The merger is subject to due diligence, shareholder and regulatory approvals and is expected to be completed by the third quarter of 1997.
     Merrill Lynch & Co. served as exclusive financial advisor to CCB and Wheat First Butcher Singer and Keefe Bruyette & Woods served as financial advisors to AMFB.
     CCB currently operates 161 banking offices in 28 counties throughout North Carolina, while AMFB operates 40 banking offices in 12 counties throughout northwest South Carolina.


     Editors Note: CCB and AMFB will participate in a telephone conference call for reporters and analysts at 10:00 a.m. Eastern Time (ET) on Tuesday, February 18. To participate in the conference, please call 1-800-289-0730, confirmation code #313939 by 9:45 a.m. ET. A media briefing will be held in person at 12:00 noon at the Hyatt Regency in Greenville.
     A digital replay of the conference call will be available following the telephone conference. To access the replay call 1-800-839-4281, confirmation code #313939.


                           ###